EXHIBIT 99.1

Preliminary Copy dated September 29, 2004
P R O X Y	Sturgis Bancorp, Inc. 125 East Chicago Road, P.O. Box 600 Sturgis, Michigan 49091

Special Meeting of Shareholders
November __, 2004

                    The undersigned shareholder appoints ________________ and _________________, or either of them, each with the power to appoint his or her substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote at the special meeting of shareholders of Sturgis Bancorp, Inc., to be held on November __, 2004, and at any adjournment of that meeting, on all matters that come before the meeting.

1.	Proposal to approve the Agreement and Plan of Merger:

☐ FOR ☐ Against ☐ Abstain

Your Board of Directors recommends that you vote FOR the proposal.

2.

Proposal to adopt an amendment to the Articles of Incorporation to add new Article Eighteenth to restrict certain transfers of less than 100 shares (contingent on shareholder approval of the Agreement and Plan of Merger):

☐ FOR ☐ Against ☐ Abstain

Your Board of Directors recommends that you vote FOR the proposal.

                    This proxy is solicited by the Board of Directors. If this proxy is properly signed and delivered, the shares represented by this proxy will be voted as specified. If the shareholders do not approve the Agreement and Plan of Merger, no vote will be taken on the proposed amendment to the Articles of Incorporation. If no specification is made, the shares will be voted for the Agreement and Plan of Merger and, if the Agreement and Plan of Merger is approved, for the proposed amendment. The shares represented by this proxy will be voted in the discretion of the proxies on any other matter that may come before the meeting or any adjournment of the meeting, including any proposal to adjourn the meeting. As of the date of the Company's proxy statement for this meeting, the Company was not aware of any proposal which is to be presented at the meeting other than those listed above.

Dated: ______________, 2004	Please sign exactly as your name appears on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

X
Signature

X
Signature if held jointly

IMPORTANT Please sign, date and return this proxy promptly in the enclosed envelope